EXHIBIT 99.1
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AT THE TRUST
Robert G. Higgins
Primary Trustee                        L.G. Schafran
312-424-3999                           Co-Trustee
RGH_BANYAN@msn.com                     ir@banyanreit.com



FOR IMMEDIATE RELEASE
THURSDAY, September 18, 2003


                BSRT LIQUIDATING TRUST ANNOUNCES FINAL
                 DISTRIBUTION OF $0.3425 PER SHARE ON
                          SEPTEMBER 30, 2003

CHICAGO, ILLINOIS - SEPTEMBER 18, 2003 - BSRT LIQUIDATING TRUST (BSRTZ.PK), the successor in interest to Banyan Strategic Realty Trust (OTCBB: BSRTE), announced today that it will make its first and final distribution to shareholders in the amount of $5.25 million ($0.3425 per share) on September 30, 2003, to shareholders of record as of September 18, 2003.
The liquidating trust will terminate shortly thereafter.

BSRT Liquidating Trust assumed all of the assets and liabilities of Banyan Strategic Realty Trust on January 3, 2003. At that time, Banyan, a real estate investment trust, had sold all of its real estate assets in a two-year liquidation program and had distributed $5.45 in liquidating distributions to its shareholders. The September 30, 2003 distribution of $0.3425 brings the total liquidating distributions to $5.7925 in a 33-month period.

The liquidating trust was necessitated due to ongoing multi-million dollar litigation involving Banyan and its suspended president, which was unresolved at the close of calendar year 2002. That litigation was settled in June of 2003, paving the way for the final distribution of assets.

The last remaining illiquid asset of BSRT Liquidating Trust, a 7.11% interest in Partners Liquidating Trust, was sold earlier this month for $20,000 to TRP Investments, LLC of Westmont, Illinois. BSRT solicited bids for this asset from potentially interested parties, including the other beneficiaries of Partners Liquidating Trust.

To effectuate the final termination, BSRT Liquidating Trust will execute a Liquidating Agent Indemnity Agreement with Banyan Survivor LLC, a company wholly owned by Robert G. Higgins, the former general counsel of Banyan and one of the two trustees of BSRT Liquidating Trust. Pursuant to the agreement, BSRT Liquidating Trust will pay to Banyan Survivor LLC the remaining cash available following the $5.25 million liquidating distribution, which is expected to be approximately $70,000 ($0.0045 per share), net of estimated post-September 30, 2003 liabilities. In return, Banyan Survivor, LLC will: (i) indemnify, defend and hold harmless BSRT Liquidating Trust from and against a scheduled list of estimated post September 30, 2003 liabilities; (ii) utilize up to 50% of the transferred cash to discharge any unscheduled or unknown liabilities that may arise between October 1, 2003 and December 31, 2004; (iii) supervise the disposition of Banyan's and BSRT Liquidating Trust's records; (iv) file all necessary termination notices for BSRT Liquidating Trust; (v) respond to inquiries regarding Banyan and/or BSRT Liquidating Trust through December 31, 2004; and (vi) maintain Banyan's website (www.banyanreit.com) until December 31, 2003.





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BANYAN STRATEGIC REALTY TRUST
ADD 1




Mr. Higgins did not participate in the decision of BSRT Liquidating Trust to enter into the Liquidating Agent Indemnity Agreement. Mr. L. G. Schafran, co-trustee with Mr. Higgins, who was advised and counseled by the attorneys for BSRT Liquidating Trust, negotiated and executed the agreement.

The terms of the Liquidating Trust Agreement require that the Trustees, upon termination of the liquidating trust, submit a report to its shareholders. That report, which will be finalized following an audit of the financial statements of the liquidating trust, will be mailed to shareholders within the next thirty days. The report will also be available at Banyan's website until December 31, 2003.

BSRT Liquidating Trust is a trust formed under the laws of the State of Illinois. On January 3, 2003, BSRT Liquidating Trust acquired, by assignment, all of the assets and assumed all of the liabilities of Banyan Strategic Realty Trust, which liquidated and terminated on that date. On September 30, 2003, BSRT Liquidating Trust will distribute $0.3425 per share to its shareholders, wind up its affairs and terminate. As of the date hereof, there are 15,313,470 shares of BSRT Liquidating Trust.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties, such as the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the reports filed with the Securities and Exchange Commission by Banyan Strategic Realty Trust, including the report on Form 10-K for the year ended December 31, 2002 which was filed with the Securities and Exchange Commission on February 7, 2003. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.



          See Banyan's Website at http://www.banyanreit.com.


























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